                                                                     EXHIBIT 2.1

                            PLAN OF REORGANIZATION

                                      AND

                           STOCK PURCHASE AGREEMENT

                                    BETWEEN

                           FLEXXTECH HOLDINGS, INC.

                                      AND

                                   OPTIV.COM

                                     DATED

                              SEPTEMBER 15, 2000

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     THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of September 15,
2000, is made by and between Flexxtech Holdings, Inc., a Nevada corporation ("Flexxtech Holdings"), and Opitv.com, a Nevada corporation ("Opitv").

     WHEREAS Flexxtech Holdings and Opitv have agreed that Flexxtech Holdings shall purchase majority ownership of the common stock of Opitv, with each corporation surviving pursuant their respective state's laws.

     NOW THEREFORE, in consideration of the mutual promises and of the terms, conditions, representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                          SALE AND PURCHASE OF SHARES

     1.1  Agreement to Purchase Shares.  Upon the terms and subject to the
          ----------------------------
conditions of this Agreement, Flexxtech Holdings hereby agrees to purchase eighty percent (80%) of the issued and outstanding common stock of Opitv (the "Purchase Price"). Opitv currently has or will have at the Close of this Agreement, One Million Eight Hundred Ninety Four Thousand Five Hundred (1,894,500) shares of issued and outstanding common stock and, at 80%, Flexxtech Holdings will purchase Seven Million Five Hundred Seventy Eight Thousand (7,578,000) shares of newly issued common stock of Opitv (the "Common Stock"). In exchange for the Common Stock, Flexxtech Holdings agrees to issue to Opitv $625,000 in the form of 100,000 shares of common stock of Flexxtech Corporation. The exchange shall be adopted as a tax free Plan of Reorganization in accordance with the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. Further, key employees of Opitv at the request of Flexxtech will enter into new employment agreements or Flexxtech may assume current employment agreements. Employment agreements with Key employees which include stock options to be issued to such key employees. At the Execution of this Agreement, (the "Closing"), Opitv will deliver a stock certificate for 7,578,000 shares of common stock in the name of Flexxtech Holdings, Inc. Flexxtech Holdings' consideration shall be payable as follows:

          (a) At Closing, Flexxtech shall issue to Opitv One Hundred Thousand (100,000) shares of Flexxtech Corporation newly issued common stock.
          (b) At Closing Howard Frantom, pursuant to an employment agreement, will be issued stock options to purchase One Hundred Eight Thousand (180,000) shares of Flexxtech Corporation at an exercise price of $.001. Pursuant to the three year Employment Agreement, 60,000 shares will be vested at January 1, 2001, 60,000 shall be vested on January 1, 2002, and 60,000 shall be vested on January 1, 2003.

          (c) At Closing, Flexxtech shall issue to John Alkire, pursuant to an employment agreement, stock options to purchase One Hundred and Twenty Thousand (120,000) shares of Flexxtech Corporation at an exercise price of $.001. Pursuant to the three year Employment Agreement, 40,000 shares will be vested on January 1, 2001, 40,000 shall be vested on January 1, 2002, and 40,000 shall be vested on January 1, 2003.


     1.2  Registration Rights.  During the one year period commencing at the
          --------------------
Closing date, whenever Flexxtech Corporation files a registration statement under the 1933 Act (including a "post-effective amendment" to a previous registration statement) which relates to a current offering of securities of Flexxtech Corporation (except in connection with an offering on Forms S-4 or S-8, or any other inappropriate form(s)), Flexxtech Corporation shall offer to the Opitv shareholders described in section

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

1.1(C)1 and 1.1(C)2 the opportunity to register or qualify the shares for public trading. Flexxtech Corporation shall give at least 30 days' prior notice to the Opitv Shareholders of its intention to file a registration statement under the 1933 Act, which notice shall constitute an offer to the Opitv Shareholders. The Opitv Shareholders shall pay for their own selling expenses, commissions or underwriting discounts.


                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF OPITV.COM

     Opitv represents and warrants to, and agrees with Flexxtech Holdings as follows:

     2.1  Organization.
          ------------

          (a) Opitv is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and California. Opitv has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Opitv are duly qualified to do business and in good standing in each jurisdiction in which its property or business makes such qualification necessary. Opitv have heretofore delivered to Flexxtech Holdings true, accurate and complete copies of Opitv Articles of Incorporation and By-Laws as in effect on the date hereof and minutes of al meetings of shareholders and directors of Opitv held through and including the date of this Agreement. Except as set forth on Schedule 3.1, Opitv is not in violation of any of the provisions of its Articles of Incorporation nor its By-Laws.

     2.2  Authority Relative to this Agreement.  Opitv has full corporate power
          ------------------------------------
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of Opitv and, except for approval of the shareholders of Opitv, no other corporate proceedings on the part of Opitv are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Opitv and constitutes a valid and binding agreement, enforceable against it in accordance with it terms.

     2.3  No Conflict; Required Filings and Consents.
          ------------------------------------------

          (a) The execution and delivery of this Agreement by Opitv does not, and the consummation of the transactions contemplated hereby will not, (i) to the best knowledge of Opitv after due inquiry ("Best Knowledge"), conflict with or violate any law, regulation, court order, judgment or decree applicable to Opitv or by which its properties are bound or affected; (ii) except as set forth on Schedule 2.3, violate or conflict with either the Certificate of Incorporation or By-Laws of; or (iii) except as set forth on Schedule 2.3, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of Opitv pursuant to any contract to which it is a party or by which Opitv or any of its respective properties is bound or affected.

          (b) Except for compliance with applicable state securities laws, Opitv are not required to submit any notice, report or other filing with any governmental entity or regulatory body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by Opitv in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     2.4  Capitalization; Legality of Issuance of Opitv.
          ---------------------------------------------

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          (a)  Opitv has authorized capital stock of 25,000,000 shares of common stock, with $.001 par value, of which 9,472,500 shares are issued and outstanding. All the outstanding shares of capital stock of Opitv have been duly authorized and are validly issued, fully paid and non-assessable. No options, warrants, conversion rights, subscriptions or purchase rights of any nature to acquire from Opitv, or commitments of Opitv to issue shares of capital stock or other securities are authorized, issued or outstanding, nor is Opitv obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities. Except as set forth in Schedule 2.4, none of Opitv's outstanding securities or authorized capital stock is subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of Opitv, any stockholder, or any other person or entity. Except as set forth in
Schedule 2.4, there are no restrictions on the transfer of shares of capital stock of Opitv other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. There are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting or transfer of the capital stock of Opitv. Subject to the filing of one or more Notices of Transaction pursuant to Texas law, the offer and sale of all capital stock and other securities of Opitv issued before the date hereof and to be issued hereafter complied with or were exempt or will comply with or be exempt from all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. Except as set forth on Schedule 2.4, Opitv does not have outstanding, and has no obligation to grant or issue, and "phantom stock" or other right measured by the profits, revenues or results of operations of Opitv or any portion thereof; or any similar rights.

          (b) The Shares, when issued, sold and delivered in accordance with the terms hereof for the per share Purchase Price, will be validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws.

     2.6  Financial Statements.
          --------------------

          (a) Opitv's respective balance sheets as of August 30, 2000 (the "August 2000 Balance Sheet"), and the related statements of income and retained earnings for the eight months ended August 30, 2000 (the "Company Financial Statements") which have been compiled by Opitv, copies of which have been delivered to Flexxtech Holdings, fairly represent the financial condition of Opitv as of said dates and the results of its operations for the periods then ended. Opitv shall employ its best efforts to deliver audited consolidated financial statements within ninety (90) days of the date hereof which shall be prepared in conformity with Generally Accepted Accounting Principles ("GAAP") consistently applied for the periods covered (the "Audited Financial Statement"). The Audited Financial Statements (i) shall be prepared in accordance with GAAP applied on a consistent basis; (ii) in accordance with the books and records of Opitv; and (iii) shall present fairly the financial position and results of operations of Opitv at the dates and for the periods to which they relate. Opitv have maintained its books of account in accordance with GAAP applied on a consistent basis, and such books and records are, and during the periods covered by Opitv Financial Statements were, correct and complete in all material respects, fairly and accurately reflect and reflected the income, expenses, assets and liabilities of Opitv, and provide and provided a fair and accurate basis for the preparation of Opitv Financial Statements and of the tax returns and reports of Opitv.

          (b) Except and as to the extent reflected in Opitv's August 30, 2000 Balance Sheet, Opitv did not have any direct or indirect liabilities, whether due or to become due, or arising out of transactions entered into, or any state of facts existing, on or prior to August 30, 2000, which would be required to be reflected on Opitv's Balance Sheet in accordance with GAAP.

     2.6  Real and Personal Property.
          --------------------------

          (a) Opitv owns no real property. Opitv have delivered to Flexxtech Holdings correct and complete copies of leases and subleases for all real property leased or sublease by Opitv. With respect to each such lease and sublease:

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

               (i) the lease or sublease is legal, valid, binding, enforceable against Opitv, as to lessor, the lease is in full force and effect;

               (ii) except for the lessor's consent to the Combination Transaction, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms following the consummation of the transaction contemplated hereby;

               (iii) Opitv are not, and no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration thereunder;

               (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying lease;

               (vi) Opitv have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

               (viii) all facilities lease or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

          (b) Opitv have good and marketable title to, or valid leasehold interests in, all other assets used or held for use in the conduct of its business, including, without limitation, the assets reflected on the August 2000 Balance Sheet or acquired after the date thereof (other than those which have been disposed of in the ordinary course of business since such date), free and clear of any liens, other than liens reflected on the August Balance Sheet, and liens for taxes not yet due and payable. All of the assets owned or leased by Opitv are in all material respects in good condition and repair, ordinary wear and tear excepted, and well maintained. Except as set for on Schedule 2.6, there are no material capital expenditures currently contemplated or necessary to maintain the current business of Opitv.

     2.7  Absence of Undisclosed Liabilities.  Except to the extent reflected
          ----------------------------------
or reserved against in the August 2000 Balance Sheet, Opitv do not have at that date any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with GAAP.

     2.8  Absence of Certain Changes.  Since August 30, 2000, (i) there has
          --------------------------
been no material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Opitv, and
(ii) nothing has occurred relative to the business or prospects of Opitv which would have a material adverse effect on the future business of Opitv.

     2.9  Litigation.  No investigation or review by and governmental entity or
          ----------
regulatory body, foreign or domestic, with respect to Opitv is pending or, to the Best Knowledge of Opitv, threatened against Opitv, and no governmental entity or regulatory body has advised Opitv of an intention to conduct the same, except for those listed on Schedule 2.9. There is no claim, action, suit, investigation or proceeding pending or, to the Best Knowledge of Opitv, threatened against affecting Opitv at law or in equity or before any federal or state, municipal or other governmental entity or regulatory body, or which challenges the validity of the Agreement or any action taken or to be taken by Opitv pursuant to this Agreement, except those listed on Schedule 2.9. As of the date hereof, Opitv are not subject to, nor is there in existence any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to Opitv.

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

     2.10 Contracts.
          ---------

          (a) Opitv has provided Flexxtech Holdings with the following contracts, agreements, leases, licenses, arrangements, commitments, sales orders, purchase orders or any claim or right or any benefit or obligation arising thereunder or resulting therefrom and currently in effect, whether oral or written, to which Opitv is a party ("Contracts"):

               (i) any Contract (or group of related Contracts) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum;

               (ii) any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Primavera, or involve consideration in excess of $10,000;

               (iii)  any Contract concerning a partnership or joint venture;

               (iv) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a lien on any of its assets, tangible or intangible;

               (v)    any Contract concerning confidentiality or noncompetition;

               (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (vii) any Contract under which its has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

               (viii) any Contract under which the consent of the other party thereto is required in connection with the assignment of such Contract in connection with the transaction contemplated hereby;

               (ix) any Contract under which the consequences of a default or termination could have a material adverse effect on Opitv; or

               (x) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $10,000.

          (b) All Contracts have been duly authorized and delivered by Opitv and, any third party thereto, are in full force and effect against Opitv and constitute the valid and binding obligations of Opitv and, the respective parties thereto enforceable in accordance with their respective terms. As to the Contracts, (i) there are no existing breaches or defaults by Opitv thereunder or, by the other parties to such Contracts; (ii) no event, act or omission has occurred or, as a result of the consummation of the transactions contemplated hereby, will occur which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default by Opitv thereunder or give cause for termination thereof, provided that insofar as the foregoing representation involves the actions or omissions of parties other than Opitv, it shall be limited to the Best Knowledge of Opitv; (iii) none of them will result in any loss to Opitv upon completion or performance thereof; and (iv) none of the parties to the Contracts have expressed and indication to Opitv of their intention to cancel, renegotiate, or exercise or not exercise any option under any such Contract.

     2.11 Intellectual Property.
          ---------------------

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          (a)  Opitv owns or has the right to use pursuant to license, sublicense, agreement, or permission all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) mask works and all applications, registrations, and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blueprints, sketches, storyboards, models, engineering drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) computer software (including data and related documentation; (vii) other proprietary rights and know-how; (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and
(ix) licenses and sublicenses granted and obtained with respect thereto, and rights thereunder ("Intellectual Property") necessary for the operation of the businesses of Opitv and as proposed to be conducted,

          (b) Except as set forth on Schedule 2.11, Opitv to its knowledge, has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual property rights of third parties, and Opitv has never received and charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Opitv must license or refrain from using any Intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Opitv.

          (c)  With respect to each item of Intellectual Property owned by
Opitv:

               (i) Opitv possesses all right, title, and interest in and to the item, free and clear of any lien, license or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

               (iv) Opitv has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

          (d) With respect to each item of Intellectual Property used by Opitv pursuant to any license, sublicense, agreement or permission:

               (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject generally to the laws of bankruptcy and reorganization;

               (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration thereunder;

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               (iv)   no party to the license, sublicense, agreement or
permission has repudiated any provision thereof;

               (v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

               (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

               (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (viii) Opitv has never granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

          (e) Opitv does not, and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

     2.12 Software.
          --------

          (a) Except with respect to software programs licensed to Opitv, Opitv are in actual possession of the source code of each software program used in connection with its business, and Opitv is in possession of all other documentation reasonably necessary for the effective use of each software program.

          (b) There are no defects in any of the software offered by Opitv in connection with its business which would in any material and adverse respect affect the functioning of any such software in accordance with the specifications therefore published by Opitv or heretofore provided to any customers or prospective customers of Opitv, and each piece of such software, together with all know-how and processes used in connection therewith, functions as intended, conforms to all applicable industry standards, contains all current revisions of such software and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by Opitv in the conduct of its business.

     2.13 Receivables; Payables.
          ---------------------

          (a) Except as set forth on Schedule 2.13, all accounts receivable of Opitv which are or will be reflected on Opitv Financial Statements will arise in the ordinary course of business out of bona fide sales and deliveries of goods, services or other business transactions. All accounts receivable of Opitv are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims of which Opitv is aware, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

          (b) All accounts payable (including, without limitation, Taxes payable) reflected on the Opitv Interim Balance Sheet have been and are being paid in the ordinary course of its business and consistent with past practice.

     2.14 Licenses, Permits and Consents; Compliance with Applicable Law.
          --------------------------------------------------------------

          (a) Opitv possesses all licenses and permits which individually or in the aggregate are material to the conduct of the business of Opitv or any of its employees by reason of such employee's activities on behalf of Opitv under applicable law or required by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of Opitv, and all of such listed licenses and permits are in full force and effect as of the date hereof and will remain in full force and effect following the consummation of the transactions contemplated hereby. Opitv has not received notice and has no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.

          (b) Opitv are not in material violation or breach of any, and the business and operations of Opitv comply in all material respects and are being conducted in accordance with, all material governing laws, regulations and ordinances applicable thereto, and Opitv are not in material violation of or in material default under any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

     2.15 Insurance.  Opitv maintains insurance covering Opitv's properties and
          ---------
business adequate and customary for the type and scope of the properties, assets and business, and similar to companies of comparable size and condition similarly situated in the same industry in which Opitv operates, but in any event in amounts sufficient to prevent Opitv from becoming a co-insurer or self-insurer, with provision for reasonable deductibles and following the Effective Time, Opitv will use its reasonable best efforts to obtain as promptly as practicable comparable coverage under policies in Opitv's own name and on commercially reasonable terms.

     2.16 Tax Matters.  Opitv have timely filed all required federal, state,
          -----------
local, foreign and other governmental Tax returns and reports required to be filed by it for all taxable periods ending on or before the date hereof. As of the time of filing, such returns and reports were true, complete and correct, and were made on a proper basis. All federal, state, local and foreign income, unincorporated business, gross receipts, franchise, profits, property, capital, intangibles, employment, excise or other taxes, fees, stamp taxes, duties, penalties, assessments, governmental charges or other payments (collectively "Tax" or "Taxes") for all periods up to and including the date hereof have been duly paid or withheld, or will be on the date hereof, and adequately reserved for or withheld in accordance with GAAP applied on a consistent basis.

     2.17 Books and Records.  The corporate minute books, stock certificate
          -----------------
books, stock registers and other corporate records of Opitv are correct and complete in all material respects, and the signatures appearing on all documents contained therein are true signatures of the persons purporting to have signed the same.

     2.18 Entire Business.   No portion of the business of Opitv is conducted by
          ---------------
third parties and all of the assets necessary for the conduct of the business of Opitv, as presently conducted are owned by Opitv. All such assets are exclusively owned or leased and used by Opitv, and its customers.

     2.19 Employee Benefit Plans.  Each employee benefit plan (and each related
          ----------------------
trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Internal Revenue Code ("IRS Code"), and other applicable laws. All required reports and descriptions have been filed or distributed appropriately with respect to each such employee benefit plan.

     2.20 Suppliers and Customers.
          -----------------------

          (a) Opitv have no knowledge or information or reason to believe that any significant supplier has ceased, or intends to cease, to sell goods or services to Opitv, or has substantially reduced, or intends to substantially reduce, the sale of such goods or services either as a result of the transaction contemplated by the Agreement or otherwise, or intends to sell such goods and services other than on terms and conditions similar to those imposed on prior sales to Opitv.

          (b) Opitv have no knowledge that any of its significant customers has ceased, or intends to cease, to purchase goods from Opitv, either as a result of the transaction contemplated hereby or otherwise.

     2.21 Product Warranties, Product Return Policies and Service Warranties.
          ------------------------------------------------------------------
Except as set forth on Schedule 2.21, each product or service developed, sold or provided by Opitv has been in conformity with all applicable contractual commitments and all express and implied warranties, and Opitv has no liability for replacement or repair thereof or other damages in connection therewith. No product or service developed, sold or provided by Opitv is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. There are no pending and suspected claims or demands threatened claims or demands, seeking return, replacement and,/or repair of products pursuant to warranties extended by Opitv prior to the date hereof.

     2.22 Employees; Labor Matter.
          -----------------------

          (a) No officer, employee or consultant of Opitv is, or, to Opitv's knowledge, is now anticipated to be in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, or consultant to be employed or engaged by Opitv because of the nature of the business conducted or to be conducted by Opitv or relating to the use of trade secrets or proprietary information of others or the continued employment or engagement of Opitv's officers, employees or consultants does not subject Opitv to any liability with respect to any one of the foregoing matters.

          (b) No officer, consultant or key employee of Opitv whose termination, either individually or in the aggregate, could have a material adverse effect on Opitv, has terminated since the date hereof or has any present intention of terminating, his employment or engagement with Opitv, nor has any such person been, or been proposed to be, terminated by Opitv.

          (c) Opitv are not a party to any collective bargaining agreements. There is no unfair labor practice or employment discrimination or other employment related complaint, grievance or proceeding against either Opitv or against any person or entity with respect to any employee of Opitv pending or threatened before the National Labor Relations Board or any federal, state, local or foreign governmental entity or regulatory body. There is no basis for any such complaint, grievance or proceeding.

          (d) Opitv is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Opitv has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees qualifying as beneficiaries thereunder. Opitv enjoys satisfactory relations with its employees and agents.

     2.23 Environmental, Health and Safety Matters.   Opitv are not in
          ----------------------------------------
violation of any applicable statute, law or regulation relating to the environment or occupational safety and health, and to the Best Knowledge of Opitv, no material expenditures will be required in order to comply with any such statute, law or regulation.

     2.24 Absence of Certain Business Practices.  Opitv's directors, officers,
          -------------------------------------
employees or agents, nor any other person or entity or entity acting on its or their behalf has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity or entity that is or may be in a position to help or hinder the business of Opitv or assist Opitv in connection with any actual or proposed transaction which (i) might subject Opitv to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) might have had a material adverse effect on Opitv if not given in the past, or (iii) might materially adversely affect the condition (financial or otherwise), business, assets, liabilities, operations or prospects of Opitv, or which might subject Opitv to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

     2.25 Broker's or Finder's Fees.   Except as set forth in Schedule 2.25,
          -------------------------
there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of Opitv who might be entitled to any fee or commission from Opitv upon consummation of the Stock Purchase Agreement.

     2.26 Disclosure.  Neither the Offering, this Agreement nor any certificate
          ----------
delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of Opitv, or by any of Opitv's directors, or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to Opitv which materially and adversely affects or which may materially and adversely affect its business prospects, financial condition, or its assets, which has not been set forth in this Agreement, or any certificates or statements furnished in writing.

     2.27 Transactions in the Common Stock.     Except as contemplated hereby,
          --------------------------------
Opitv have not sold, offered to sell, or granted any option to purchase any contract to sell any of its Common Stock during the twelve (12) month period preceding the date hereof.


                                  ARTICLE III

                        COVENANTS OF FLEXXTECH HOLDINGS

     Flexxtech Holdings covenants and agrees with Opitv:

     3.1  Compliance with Laws.  Flexxtech Holdings shall comply with all
          --------------------
applicable laws, rules, regulations and orders, the noncompliance with which could materially adversely affect its business or condition, financial or otherwise, including applicable environmental laws.

          (a) Flexxtech Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Flexxtech Holdings has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Flexxtech Holdings is duly qualified to do business and in good standing in each jurisdiction in which its property or business makes such qualification necessary. Flexxtech Holdings has heretofore delivered to Flexxtech Holdings true, accurate and complete copies of Flexxtech Holdings's Articles of Incorporation and By-Laws as in effect on the date hereof and minutes of al meetings of shareholders and directors of Flexxtech Holdings held through and including the date of this Agreement. Flexxtech Holdings is not in violation of any of the provisions of its Articles of Incorporation nor its By-Laws.

     3.2  Authority Relative to this Agreement.   Flexxtech Holdings has full
          ------------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of Flexxtech Holdings and, except for approval of the shareholders of Flexxtech Holdings, no other corporate proceedings on the part of Flexxtech Holdings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Flexxtech Holdings and constitutes a valid and binding agreement, enforceable against it in accordance with it terms.

     3.3  No Conflict; Required Filings and Consents.
          ------------------------------------------

          (a) The execution and delivery of this Agreement by Flexxtech Holdings does not, and the consummation of the transactions contemplated hereby will not,
(i) to the best knowledge of Flexxtech Holdings after due inquiry ("Best Knowledge"), conflict with or violate any law, regulation, court order, judgment or decree applicable to Flexxtech Holdings or by which its properties are bound or affected; (ii) except as set forth on Schedule 2.3, violate or conflict with either the Certificate of Incorporation or By-Laws of; or (iii) except as set forth on Schedule 2.3, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of Flexxtech Holdings pursuant to any contract to which it is a party or by which Flexxtech Holdings or any of its respective properties is bound or affected.

          (b) Except for compliance with applicable state and federal securities laws, Flexxtech Holdings is not required to submit any notice, report or other filing with any governmental entity or regulatory body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by Flexxtech Holdings in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.4  Capitalization; Legality of Issuance.
          ------------------------------------

          (a) Flexxtech Holdings has authorized capital stock of 25,000,000 shares of common stock, par value $.001, of which 100 are issued and outstanding. All the outstanding shares of capital stock of Flexxtech Holdings have been duly authorized and are validly issued, fully paid and non-assessable. No options, warrants, conversion rights, subscriptions or purchase rights of any nature to acquire from Flexxtech Holdings, or commitments of Flexxtech Holdings to issue shares of capital stock or other securities are authorized, issued or outstanding, nor is Flexxtech Holdings obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities. Except as set forth in Schedule 2.4, none of Flexxtech Holdings's outstanding securities or authorized capital stock is subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of Flexxtech Holdings, any stockholder, or any other person or entity. Except as set forth in
Schedule 2.4, there are no restrictions on the transfer of shares of capital stock of Flexxtech Holdings other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. There are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting or transfer of the capital stock of Flexxtech Holdings. Subject to the filing of one or more Notices of Transaction pursuant to Section 25102(f) of the California Corporation Code (the "CCC"), the offer and sale of all capital stock and other securities of Flexxtech Holdings issued before the date hereof and to be issued hereafter complied with or were exempt or will comply with or be exempt from all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. Except as set forth on Schedule 2.4, Flexxtech Holdings does not have outstanding, and has no obligation to grant or issue, and "phantom stock" or other right measured by the profits, revenues or results of operations of Flexxtech Holdings or any portion thereof; or any similar rights.

          (b) The Shares, when issued, sold and delivered in accordance with the terms hereof for the per share Purchase Price, will be validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws.

     3.5  Litigation.   No investigation or review by and governmental entity or
          ----------
regulatory body, foreign or domestic, with respect to Flexxtech Holdings is pending or, to the Best Knowledge of Flexxtech Holdings, threatened against Flexxtech Holdings, and no governmental entity or regulatory body has advised Flexxtech Holdings of an intention to conduct the same, except for those listed on Schedule 2.9. There is no claim, action, suit, investigation or proceeding pending or, to the Best Knowledge of Flexxtech Holdings, threatened against affecting Flexxtech Holdings at law or in equity or before any federal or state, municipal or other governmental entity or regulatory body, or which challenges the validity of the Agreement or any action taken or to be taken by Flexxtech Holdings pursuant to this Agreement, except those listed on Schedule 2.9. As of the date hereof, Flexxtech Holdings is not subject to, nor is there in existence any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to Flexxtech Holdings.


     3.6  Licenses, Permits and Consents; Compliance with Applicable Law.
          --------------------------------------------------------------

          (a) Flexxtech Holdings possesses all licenses and permits which individually or in the aggregate are material to the conduct of the business of Flexxtech Holdings or any of its employees by reason of such employee's activities on behalf of Flexxtech Holdings under applicable law or required by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of Flexxtech Holdings, and all of such listed licenses and permits are in full force and effect as of the date hereof and will remain in full force and effect following the consummation of the transactions contemplated hereby. Flexxtech Holdings has not received notice and has no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.

          (b) Flexxtech Holdings is not in material violation or breach of any, and the business and operations of Flexxtech Holdings comply in all material respects and are being conducted in accordance with, all material governing laws, regulations and ordinances applicable thereto, and Flexxtech Holdings is not in material violation of or in material default under any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

     3.7  Tax Matters.  Flexxtech Holdings has timely filed all required
          ----------
federal, state, local, foreign and other governmental Tax returns and reports required to be filed by it for all taxable periods ending on or before the date hereof. As of the time of filing, such returns and reports were true, complete and correct, and were made on a proper basis. All federal, state, local and foreign income, unincorporated business, gross receipts, franchise, profits, property, capital, intangibles, employment, excise or other taxes, fees, stamp taxes, duties, penalties, assessments, governmental charges or other payments (collectively "Tax" or "Taxes") for all periods up to and including the date hereof have been duly paid or withheld, or will be on the date hereof, and adequately reserved for or withheld in accordance with GAAP applied on a consistent basis.

     3.8  Books and Records.  The corporate minute books, stock certificate
          -----------------
books, stock registers and other corporate records of Flexxtech Holdings are correct and complete in all material respects, and the signatures appearing on all documents contained therein are true signatures of the persons purporting to have signed the same.

     3.9  Entire Business.   No portion of the business of Flexxtech Holdings is
          ---------------
conducted by third parties and all of the assets necessary for the conduct of the business of Flexxtech Holdings as presently conducted are owned by Flexxtech Holdings. All such assets are exclusively owned or leased and used by Flexxtech Holdings.

     3.10 Employees; Labor Matter.
          -----------------------

          (a) To the Best Knowledge of Flexxtech Holdings, no officer, employee or consultant of Flexxtech Holdings is, or, to Flexxtech Holdings's knowledge, is now anticipated to be in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, or consultant to be employed or engaged by Flexxtech Holdings because of the nature of the business conducted or to be conducted by Flexxtech Holdings or relating to the use of trade secrets or proprietary information of others, and to the Best Knowledge of Flexxtech Holdings, the continued employment or engagement of Flexxtech Holdings's officers, employees or consultants does not subject Flexxtech Holdings to any liability with respect to any one of the foregoing matters.

          (b) No officer, consultant or key employee of Flexxtech Holdings whose termination, either individually or in the aggregate, could have a material adverse effect on Flexxtech Holdings, has terminated since the date hereof, or to the Best Knowledge of Flexxtech Holdings has any present intention of terminating, his employment or engagement with Flexxtech Holdings, nor has any such person been, or been proposed to be, terminated by Flexxtech Holdings.

          (c) Flexxtech Holdings is not a party to any collective bargaining agreements. There is no unfair labor practice or employment discrimination or other employment related complaint, grievance or proceeding against either Flexxtech Holdings or against any person or entity with respect to any employee of Flexxtech Holdings pending or, to the Best Knowledge of Flexxtech Holdings, threatened before the National Labor Relations Board or any federal, state, local or foreign governmental entity or regulatory body. To the Best Knowledge of Flexxtech Holdings, there is no basis for any such complaint, grievance or proceeding.

          (d) Flexxtech Holdings is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Flexxtech Holdings has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees qualifying as beneficiaries thereunder. Flexxtech Holdings enjoys satisfactory relations with its employees and agents.

     3.11 Environmental, Health and Safety Matters.      Flexxtech Holdings is
          ----------------------------------------
not in violation of any applicable statute, law or regulation relating to the environment or occupational safety and health, and to the Best Knowledge of Flexxtech Holdings, no material expenditures will be required in order to comply with any such statute, law or regulation.

     3.12 Absence of Certain Business Practices.  To the Best Knowledge of
          -------------------------------------
Flexxtech Holdings, Flexxtech Holdings's directors, officers, employees or agents, nor any other person or entity or entity acting on its or their behalf has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity or entity that is or may be in a position to help or hinder the business of Flexxtech Holdings or assist Flexxtech Holdings in connection with any actual or proposed transaction which (i) might subject Flexxtech Holdings to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) might have had a material adverse effect on Flexxtech Holdings if not given in the past, or (iii) might materially adversely affect the condition (financial or otherwise), business, assets, liabilities, operations or prospects of Flexxtech Holdings, or which might subject Flexxtech Holdings to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

     3.13 Broker's or Finder's Fees.   Except as set forth in Schedule 2.25,
          -------------------------
there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of Flexxtech Holdings who might be entitled to any fee or commission from Flexxtech Holdings upon consummation of the Combination Transaction.

     3.14 Disclosure.  Neither the Offering, this Agreement nor any certificate
          ----------
delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of Flexxtech Holdings, or by any of Flexxtech Holdings's directors, or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. To the Best Knowledge of Flexxtech Holdings, there is no fact or circumstance known to Flexxtech Holdings which materially and adversely affects or which may materially and adversely affect its business prospects, financial condition, or its assets, which has not been set forth in this Agreement, or any certificates or statements furnished in writing.

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1  Fees and Expenses.    Each party shall pay the fees and expenses of
          -----------------
its advisers, counsel, accountants and other experts, if any, and all other expense incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

     4.2  Survival of Agreements.   All covenants, agreements, representations
          ----------------------
and warranties made herein, and the indemnification provisions herein, shall survive the execution and delivery of this Agreement, and all statements contained in any certificate or other instrument delivered by Opitv hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by Opitv.

     4.3  Parties in Interest.   All representations, warranties, covenants and
          -------------------
agreements contained in this Agreement shall be binding and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     4.4  Notices.  All notices, requests, consents and other communications
          -------
hereunder shall be in writing and shall be delivered in person or entity, by overnight express mail or mailed by certified or registered mail, return receipt requested, addressed as follows:

          (a)  If to Flexxtech Holdings:

               Flexxtech Holdings
               5777 W. Century Blvd., Suite 775-A
               Los Angeles, CA 90045
               Attn: Greg Mardock


          (b)  If to Opitv.com:

               Opitv.com

               Attn: Howard Frantom



     or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

     4.5  Governing Law; Jurisdiction.  This Agreement shall be governed by and
          ---------------------------
construed in accordance with the internal laws of the State of Nevada, without giving effect to its conflicts of laws provisions. Venue for any legal action arising out of this Agreement shall be Los Angeles County, California.

     4.6  Entire Agreement.   This Agreement, including the Exhibits hereto,
          ----------------
constitutes the sole and entire agreement of the parties and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     4.7  Counterparts.   This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.8  Amendments.   This Agreement may not be amended or modified, and no
          ----------
provisions hereof may be waived, without the written consent of Flexxtech Holdings and Opitv.

     4.9  Severability.   If any provision of this Agreement shall be declared
          ------------
void or unenforceable by any judicial or administrative authority, the validity of any other provision of this Agreement shall not be affected thereby.

     4.10 Headings and Subheadings.   The headings and subheadings used in this
          ------------------------
Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

     4.11 Effectiveness; Binding Effect; Assignment.  This Agreement shall be
          -----------------------------------------
binding upon and inure to the benefit of Flexxtech Holdings and Opitv, and their respective successors and assigns.

     4.12 Further Assurances.  From and after the date of this Agreement, upon
          ------------------
the request of Flexxtech Holdings or Opitv, Flexxtech Holdings and Opitv shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm, carry out and to effectuate fully the intent and purposes of this Agreement.


     IN WITNESS WHEREOF, Flexxtech Holdings, Inc., Opitv.com have executed this Agreement as of this day and year first written above.


                              FLEXXTECH HOLDINGS, INC.

                              ______________________________
                              By:  Greg Mardock
                              President and Director



                              OPITV.COM


                              _______________________________
                              By:  Howard Frantom
                              Chairman, Director, Shareholder



                              _______________________________
                              By:  John Alkire
                              CTO, Director, Shareholder